Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-204951

An examination of the risks of futility analysis and the precautions that should be taken when executing and interpreting these analyses Marwan Sabbagh , MD; Aaron H Burstein, PharmD ; Imogene Grimes, PhD; Carmen Valcarce , PhD; Eric A. Rose, MD; Rachelle Doody , MD, PhD; Mary Sano, PhD; Lon S. Schneider, MD ; Douglas R Galasko , MD Azeliragon (TTP488): From Futility to Fast Track

Dr Sabbagh receives research support from Lilly, Avid, Navidea, Functional Neuromodulation, Neuronix, Merck, Takeda, AstraZeneca,  Roche, and Genentech. He is an advisor for Biogen, Lilly, vTv therapeutics, Avid, and Piramal. He receives royalties from TenSpeed/Random House. vTv Therapeutics Inc. (the “Company”) expects that this presentation will be delivered by Dr. Marwan Sabbagh at the Alzheimer's Association International Conference on or about July 22, 2015. The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Piper Jaffray at (800) 747-3924 or Stifel, Nicolaus & Company, Incorporated at (855) 300-7136. The registration statement relating to the Company’s securities has not yet become effective and the securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

RAGE Inhibition: A Novel Mechanism of Action for AD Treatment

AZELIRAGON INHIBITS THE RECEPTOR FOR ADVANCED GLYCATION ENDPRODUCTS (RAGE)

- Role of RAGE
  - Pre- and post-natal neuronal development
  - Low expression under normal conditions
- RAGE is a key upstream factor that we believe is responsible for progression of AD
  - Increased expression observed in autopsies of human AD brains
  - Higher levels of RAGE expression correlated with disease severity and progression
  - Affects neuronal, microglial and endothelial cells
- RAGE knockout mice resist Aβ plaque formation but otherwise normal



Select RAGE Ligands:
• Advanced Glycation Endproducts (AGEs)
• HMGB1
• Aβ
• S100 Proteins
Azeliragon
Azeliragon inhibits RAGE
RAGE
SIGNAL ON
SIGNAL OFF
• Aβ Production (β, γ secretase)
• Aβ Transport
• Amyloid Deposition
• Vascular Dysfunction
• Metabolic Dysregulation
• Tau Phosphorylation and Aggregation
• Cytokine Release and Chronic Inflammation
Neurotoxicity and Synaptic Loss
Alzheimer's Disease and Degenerative Brain Disease

3

4 Azeliragon Phase 2b Study Design ▪ Randomized, double - blind, placebo - controlled trial ▪ Mild to moderate AD (MMSE 14 - 26); N= 399 – Power of 80% to detect a treatment benefit of 3 points on the ADAS - COG 11 ▪ Stable background therapy with cholinesterase inhibitors and/or memantine ▪ Three arms (1:1:1) – 60mg/d x 6 days, 20 mg/day x 18 months • D iscontinued due to increase incidence of confusion, falls and greater ADAS - cog decline not seen with 5 mg/d or placebo – 15 mg/d x 6 days, 5 mg/day x 18 months – Placebo x 18 months ▪ Objectives: – ADAS - COG 11 after 18 months of treatment with azeliragon vs placebo – Safety/tolerability of treatment with azeliragon vs placebo ▪ Otherwise known as TTP488, PF - 04494700

5 Azeliragon Phase 2b Analysis ▪ Pre - specified i nterim a nalyses – Safety: 50% of subjects completed 6 months; 100% completed or withdrew prior to12 months – Futility: 12 months after all subjects randomized ▪ Primary analysis specified in protocol and SAP – Analysis of covariance (ANCOVA) with multiple imputation (MI) ▪ Supportive pre - planned analyses, using different methodologies to cope with missing data – Complete cases ANCOVA – Last observation carried forward (LOCF) ANCOVA – Generalized estimating equations (GEE) – Mixed model repeated measures (MMRM)

6 Terminate Study Terminate Study Continue Trial Continue Trial Continue Trial Conditional Probability ≥20% Conditional Probability <10% Yes Yes No Conditional Probability ≥10% but <20% Yes No 12mo ADAScog consistent with 1 pt improvement Yes No Any 12mo biomarker “very favorable” Yes Continue Trial Continue Trial Continue Trial No Any 2 12mo biomarker “favorable” Yes Continue Trial No Azeliragon Phase 2b Futility Analysis Decision Rules ▪ 18 month data used to assess probability of rejecting null hypothesis at the end of trial – Single - criterion conditional power computed based on assumed continuation of observed trend

7 Azeliragon Phase 2b 12 - Month Interim Analysis Results ▪ Conditional probability = 9.3% – Decision made to terminate study with subjects to discontinue dosing at next scheduled visit – While not a consideration in the futility decision algorithm, 5mg/day was associated with numerical favorable difference versus placebo based on median values – Had conditional probability reached 10%, 12 month ADAS - COG 11 change from baseline difference between 5 mg/day and placebo = 1.34; study would have continued N Mean SD Median Placebo 40 11.17 8.92 10.33 5 mg/d 44 10.18 9.81 8 ADAS - COG 11 Change from Baseline at 18 months N Mean SD Placebo 107 6.4 6.95 5 mg/d 102 5.06 7.24

8 Final Protocol Planned Analysis Demonstrates Azeliragon Met Pre - specified ADAS - COG 11 Primary Endpoint Galasko et al. Neurology 2014;82:1536 - 1542 ▪ Protocol - planned analyses, using different methodologies to cope with missing data, all show statistically significant differences in ADAS - COG 11 favoring 5 mg/d versus placebo Statistical Methodology p - value Primary analysis specified in protocol and SAP • ANCOVA with MI imputation 0.008 Supportive Analyses • Complete Cases ANCOVA • L OCF ANCOVA • GEE • MMRM (random effects) 0.02 0.03 0.03 0.04 ADAS-COG 11 Change from Baseline ITT, Mild-to-Moderate AD (MMSE 14-26) Study Visit (month) C h a n g e f r o m B a s e l i n e ( l a r g e r c h a n g e = m o r e w o r s e n i n g ) 0 3 6 9 12 15 18 0 2 4 6 8 10 12 14 5 mg/d Placebo =3.1 p=0.008 5 mg/d n= 126 123 110 102 91 69 Placebo n= 130 120 113 107 92 68

9 Azeliragon Phase 2b On - Treatment Analysis ▪ On - treatment analysis included all available on - treatment data where “on - treatment” defined as date of last dose plus 45 days (taking into account half - life of ~18 days ) – Note: the 6 subjects receiving 5 mg/d excluded from this analysis had measureable azeliragon concentrations at 18 months, supporting use of the ITT analysis as on - treatment ▪ Significant 2.7 point difference from placebo at 18 months ADAS-COG 11 On-Treatment, Mild-to-Moderate (MMSE 14-26) Month of Treatment C h a n g e f r o m B a s e l i n e ( l a r g e r c h a n g e = m o r e w o r s e n i n g ) 0 3 6 9 12 15 18 0 2 4 6 8 10 12 5 mg/d Placebo =2.7 p=0.03 5 mg/d n= 126 118 106 95 83 63 Placebo n= 127 114 109 101 86 59 Burstein et al. BMC Neurology 2014

10 Azeliragon Phase 2b Mild (MMSE 21 - 26) Sub - group ▪ Evaluation shows more pronounced efficacy in mild AD patients, including statistically significant improvement in both ADAS - COG 11 and CDR - SB ADAS-COG 11 Change from Baseline Mild AD (MMSE 21-26) Month of Treatment C h a n g e f r o m B a s e l i n e ( l a r g e r c h a n g e = m o r e w o r s e n i n g ) 0 3 6 9 12 15 18 0 2 4 6 8 10 12 14 5 mg/d Placebo =4.0 p=0.018 5 mg/d n= 70 70 64 58 50 42 Placebo n= 66 60 56 56 49 37 CDR-SB Mild AD (MMSE 21-26) 0 1 2 3 4 =1 p=0.02 C h a n g e f r o m B a s e l i n e a t 1 8 m o ( I n c r e a s e r e p r e s e n t s w o r s e n i n g ) Placebo 5 mg/d

11 Futility Analysis ▪ The discordance between the positive results of the final analysis and the prediction from the futility analysis is most likely resolved understanding the specific attributes of the futility analysis ▪ Data were used only from patients who had completed 18 months of treatment at the time of the analysis – On only ~1/3 of patients with data available (40 in 5 mg/day, 44 in placebo) ▪ This analysis was based on a single snapshot, a single variable, and a single statistical model different than protocol planned final analysis – Futility analyses, if performed, should consider including several variables or dimensions to protect against premature termination. – Statistical model used for the futility analysis was different from the statistical model used for the protocol planned final analysis ▪ Conducted on preliminary dynamic ADAS - COG 11 data – Post hoc attempts to replicate futility analysis based on snapshot of final database conclude study should have continued (i.e. >20 % conditional probability)

12 STEADFAST Study: Phase 3 Clinical Trial Under SPA ▪ Randomized , double - blind, parallel group, 18 - month trial in 800 patients with mild AD (MMSE 21 - 26) – Enrollment commenced in April 2015 ▪ Two independently powered sub - studies (sub - study A and sub - study B) under a single protocol: – Each study (n=400) will have 2 arms: 5 mg/day of azeliragon and placebo – All patients will remain on standard of care: AChEI “ m emantine ▪ Co - Primary Endpoints: ADAS - COG 11 and CDR - SB ▪ Secondary Endpoints: – Imaging: MRI volumetric measures, FDG - PET – ADCS - ADL , NPI, MMSE, COWAT, CFT, RUD, DEMQOL – Biomarkers: Plasma A β

13 Conclusions ▪ Futility analyses in AD trials may be misleading and argue for conducting the full analysis plan even when futility criteria are met ▪ The results of the ITT analysis, the four sensitivity analyses, the on - treatment analysis and the mild sub - group analysis justify further investigation of low dose azeliragon in Phase 3 ▪ Phase 3 STEADFAST Study initiated in April 2015 under an FDA - agreed SPA www.steadfastalzheimers.com ClinicalTrials.gov identifier: NCT02080364